Exhibit (a)(5)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)

of

MedImmune, Inc.

at

$58.00 Net Per Share
Pursuant to the Offer to Purchase Dated May 3, 2007

by

AstraZeneca Biopharmaceuticals Inc.
an indirect wholly owned subsidiary of
AstraZeneca PLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON THURSDAY, MAY 31, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 3, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the tender offer by AstraZeneca Biopharmaceuticals Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (“AstraZeneca”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, the “Shares”), of MedImmune, Inc., a Delaware corporation (“MedImmune”), at a purchase price of $58.00 per Share, net to you in cash, without interest. Also enclosed is a letter to stockholders of MedImmune from the Chief Executive Officer, President and Vice Chairman of MedImmune accompanied by MedImmune’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1. The price paid in the Offer is $58.00 per Share, net to you in cash, without interest.

2. The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger dated as of April 22, 2007 (the “Merger Agreement”) among MedImmune, AstraZeneca and Purchaser. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Purchaser will merge with and into MedImmune (the “Merger”), with MedImmune continuing as the surviving corporation and an indirect wholly owned subsidiary of AstraZeneca. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than any Shares in respect of which appraisal rights are validly exercised under Delaware law and any Shares held by MedImmune, AstraZeneca or any of their subsidiaries) will be converted into the right to receive the same per Share price paid in the Offer, without interest. The Merger Agreement provides that all options to acquire Shares and, with certain limited exceptions, all warrants outstanding immediately prior to the Merger Effective Time, whether or not fully vested and exercisable, will, at the Merger Effective Time, be cancelled and each holder of an option or warrant will be entitled to receive a cash amount (subject to applicable withholding taxes) equal to the excess, if any, of the per Share amount paid in the Offer over the per Share exercise price of such option or warrant, as applicable, multiplied by the number of Shares issuable upon exercise of such option or warrant, as applicable. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

4.	The board of directors of MedImmune has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of the stockholders of MedImmune, and unanimously recommends that MedImmune’s stockholders accept the Offer and tender their Shares.

5.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Thursday, May 31, 2007, unless the Offer is extended by the Purchaser (as extended, the “Expiration Date”).

6.	The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a number of Shares, that, considered with all other Shares, if any, beneficially owned by AstraZeneca, Purchaser or their controlled affiliates, represents more than 50% of the total number of Shares then outstanding on a fully diluted basis and (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder and expiration or termination of any applicable waiting periods, or clearance of the acquisition of Shares prior to the expiration of such waiting periods, under certain foreign antitrust or competition laws. The Offer is also subject to the other conditions described in the Offer to Purchase. There is no financing condition to the Offer.

7.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
MedImmune, Inc.
at
$58.00 Net Per Share
Pursuant to the Offer to Purchase Dated May 3, 2007
by
AstraZeneca Biopharmaceuticals Inc.
an indirect wholly owned subsidiary of
AstraZeneca PLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 3, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by AstraZeneca Biopharmaceuticals Inc., a Delaware corporation and an indirect wholly owned subsidiary of AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales, to purchase for cash all outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, the “Shares”), of MedImmune, Inc., a Delaware corporation, at a purchase price of $58.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	SIGN HERE

_ _ Shares*
Signature(s)

Dated _ _, 2007
Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.